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                                                      Pursuant to Rule 424(b)(4)
                                                     Registration No. 333-102436

                              PROSPECTUS SUPPLEMENT

                      To Prospectus dated January 17, 2003
                             and supplemented by the
                          Prospectus Supplements, dated
    January 29, 2003, January 30, 2003, February 4, 2003, February 5, 2003, February 6, 2003, February 14, 2003, February 19, 2003, February 21, 2003
                              and February 24, 2003

                                       of

                                  FINDWHAT.COM

        SBL Fund Series X ("SBL") sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

-   16,700 shares on January 21, 2003 at an average price of $7.35 per share(*);

-   1,600 shares on January 22, 2003 at an average price of $7.25 per share(*);

-   800 shares on January 24, 2003 at an average price of $7.25 per share(*);

-   8,000 shares on January 27, 2003 at an average price of $7.26 per share(*);

-   2,200 shares on January 27, 2003 at an average price of $7.26 per share(**);

-   6,100 shares on January 28, 2003 at an average price of $7.28 per share(**);

-   6,400 shares on February 3, 2003 at an average price of $7.85 per share(*);
    and

- 15,300 shares on February 3, 2003 at an average price of $7.85 per share(***).

These sales were effected by First Albany Corp. (*), Merrill Lynch Capital Markets (**), and Liquidnet (***) as agents, at total commissions of $2,142.00. Immediately following these sales, SBL beneficially owned 38,800 shares of our common stock.

        Security Equity Fund Small Cap Growth Series ("Security Equity") sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

-   5,600 shares on January 21, 2003 at an average price of $7.35 per share(*);

-   500 shares on January 22, 2003 at an average price of $7.25 per share(*);

-   200 shares on January 24, 2003 at an average price of $7.25 per share(*);

-   2,700 shares on January 27, 2003 at an average price of $7.26 per share(*);

-   800 shares on January 27, 2003 at an average price of $7.26 per share(**);

-   2,100 shares on January 28, 2003 at an average price of $7.28 per share(**);

-   2,100 shares on February 3, 2003 at an average price of $7.85 per share(*);
    and

- 4,900 shares on February 3, 2003 at an average price of $7.85 per share(***).

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These sales were effected by First Albany Corp. (*), Merrill Lynch Capital
Markets (**), and Liquidnet (***) as agents, at total commissions of $715.00. Immediately following these sales, Security Equity beneficially owned 13,600 shares of our common stock.

        Cleveland Overseas Limited ("Cleveland Overseas") sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

-   15,000 shares on February 24, 2003 at an average price of $8.10 per share;
    and

-   14,483 shares on February 25, 2003 at an average price of $7.97 per share.

This sale was effected by Bernard Herold & Co., Inc., as agent, at a total commission of $1,474.15. Immediately following these sales, Cleveland Overseas beneficially owned 38,440 shares of our common stock.

        On February 25, 2003, the closing price per share of our common stock on the Nasdaq SmallCap Market was $8.01.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


          The date of this Prospectus Supplement is February 26, 2003.